Exhibit 99.1

136 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Kathleen O’Boyle
The Blueshirt Group	RightNow Technologies
415.217.7722	406.556.3428 Desk
todd@blueshirtgroup.com	415.407.8308 Cell
stacie@blueshirtgroup.com	Kathleen.oboyle@rightnow.com

RightNow Announces Change to Board of Directors

BOZEMAN, MONT.  (December 20, 2007) —RightNow® Technologies (NASDAQ: RNOW), today announced that Roger Evans of Greylock Partners is resigning from the Company’s Board of Directors, effective December 19, 2007, for personal reasons. Mr. Evans joined the Board in 1999 in conjunction with Greylock’s initial investment in the company.

“I have very much enjoyed working with Roger and greatly appreciate his contribution over the last 8 years.  I wish him the best in his future endeavors,” stated Greg Gianforte, Chairman and Chief Executive Officer.

About RightNow Technologies
RightNow (NASDAQ: RNOW) delivers the high-impact technology solutions and services organizations need to cost-efficiently deliver a consistently superior customer experience across their frontline service, sales and marketing touch-points. Approximately 1,800 corporations and government agencies worldwide depend on RightNow to achieve their strategic objectives and better meet the needs of those they serve. RightNow is headquartered in Bozeman, Montana. For more information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

FRNOW